Exhibit 10.14

PERFORMANCE UNIT AWARD AGREEMENT
This Performance Unit Award Agreement (the “Agreement”) is entered into as of the [____] day of February, 2014, by and between ONE Gas, Inc. (the “Company”) and «Officer_Name» (the “Grantee”), an employee of the Company or Subsidiary thereof, pursuant to the terms of the ONE Gas, Inc. Equity Compensation Plan (the “Plan”).
1.Performance Unit Award. This Performance Unit Award Agreement and the Notice of Performance Unit Award and Agreement dated February [__], 2014, a copy of which is attached hereto and incorporated herein by reference, establishes the terms and conditions for the Company’s grant of an award of «No of_Perf_Units» Performance Units (the “Award”) to the Grantee pursuant to the Plan. This Agreement, when executed by the Grantee, constitutes an agreement between the Company and the Grantee. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan.
2.Performance Period; Vesting. The Performance Units granted pursuant to the Award will vest in accordance with the following terms and conditions:
(a)Grantee’s rights with respect to the Performance Units shall be restricted during the period beginning February [__], 2014, (the “Grant Date”), and ending on February [__], 2017, (the “Performance Period”).
(b)Except as otherwise provided in this Agreement, the Grantee shall vest in a percentage of the number of Performance Units granted by this Award (including any Dividend Equivalents, as described below) at the end of the Performance Period, as provided for in Exhibit A and Exhibit B attached hereto, based upon the Company’s ranking for Total Stockholder Return against the ONE Gas Peer Group listed in Exhibit C attached hereto, all as determined by the Committee in its sole discretion. Upon vesting, the Grantee shall be entitled to receive one (1) share of the Company’s common stock (“Common Stock”) for each such Performance Unit. No fractional shares shall be issued, and any amount attributable to a fractional share shall instead be paid to the Grantee in cash.
(c)If the Grantee’s employment with the Company terminates prior to the end of the Performance Period other than by reason of Retirement, Total Disability, death or Change in Control, the Grantee shall forfeit all right, title and interest in the Performance Units and any Common Stock otherwise payable pursuant to this Agreement. For purposes of this Agreement, employment with any Subsidiary of the Company shall be treated as employment with the Company. Likewise, a termination of employment shall not be deemed to occur by reason of a transfer of employment between the Company and any Subsidiary.
(d)If the Grantee’s employment with the Company is terminated during the Performance Period by reason of (i) Retirement, (ii) Total Disability or (iii) death, then the Grantee shall be partially vested in, and the Grantee (including his or her legatees, designated Beneficiary, personal representative or heirs, as applicable) shall be entitled to receive, a prorated amount of Performance Units. The prorated amount is determined by multiplying the original Award times the percentage certified by the Committee at the end of the Performance

Period, which is then multiplied by a fraction consisting of the number of full months that have elapsed under the Performance Period at the time of such event divided by the total number of months in the Performance Period. Performance Units will vest immediately upon a Change in Control, as defined in the Plan.
(e)For purposes of the Award and this Agreement, “Retirement” shall mean a voluntary termination of employment if the Grantee has both completed five (5) years of service with the Company and attained age fifty (50); and “voluntary termination” shall mean that the Grantee had an opportunity to continue employment with the Company, but did not do so. “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required by the Committee.
3.Dividend Equivalents. During the Performance Period, the Award will be increased by a number of additional Performance Units (“Dividend Equivalents”) representing all cash dividends that would have been paid to Grantee if one share of Common Stock had been issued to the Grantee on the Grant Date for each Performance Unit granted pursuant to this Agreement. The Dividend Equivalents credited during the Performance Period will include fractional shares; provided, however, the shares of Common Stock actually issued upon vesting of the Dividend Equivalents shall be paid only in whole shares of Common Stock, and any fractional shares of Common Stock shall be paid in an amount of cash equal to the Fair Market Value of such fractional shares of Common Stock. Except as provided above, Dividend Equivalents shall be subject to the same vesting provisions and other terms and conditions of this Agreement, and shall be paid on the same date, as the Performance Units to which they are attributable. Moreover, references in this Agreement to Performance Units shall be deemed to include any Performance Units attributable to Dividend Equivalents.
4.Non-Transferability of Performance Units.
(a)Except as provided below, the Performance Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person until the end of the Performance Period. Any such attempt shall be wholly ineffective and will result in immediate forfeiture of all such amounts.
(b)Notwithstanding the foregoing, the Grantee may transfer any part or all rights in and to the Performance Units to members of the Grantee’s immediate family, to one or more trusts for the benefit of such immediate family members or to partnerships in which such immediate family members are the only partners, in each case only if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, the Performance Units shall remain subject to the terms and conditions of this Agreement. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of this Agreement, “immediate family” shall mean the Grantee’s spouse, children and grandchildren.

(c)The Grantee also may designate a Beneficiary to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee. In the absence of such designation of a Beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.
5.Distribution of Common Stock. The Common Stock or cash the Grantee becomes entitled to receive upon vesting of the Performance Units shall be distributed to the Grantee as soon as reasonably practicable after the vesting date for such Performance Units, as determined by the Committee in its discretion. Except as provided in Section 6 below, all Common Stock and cash the Grantee becomes entitled to receive pursuant to the Award shall be distributed to the Grantee after the expiration of the Performance Period, but in no event later than the 15th day of the third month after the end of the Performance Period. Except as provided in Section 6 below, the Grantee shall not be permitted, directly or indirectly, to designate the form of payment or the taxable year in which it is to be made.
6.Deferral Feature for Officers.
(a)If the Grantee is an officer of the Company, the Grantee may irrevocably elect to defer the time of payment of Performance Units, Common Stock and cash that the Grantee becomes entitled to receive under this Agreement by filing with the Committee, on or before the Election Date (as defined below), a signed written irrevocable election (the “Election”), which shall be in the form attached hereto as Exhibit D or as otherwise approved by the Committee. Such Election must be filed with the Committee on or prior to the last business day that is at least six (6) months before the end of the Performance Period (the “Election Date”).
(b)In no event may the Grantee elect to defer the payment of Performance Units, Common Stock or cash after any such amount has become readily ascertainable and is substantially certain to be paid to the Grantee. For this purpose, performance-based compensation during the Performance Period is to be bifurcated between the portion, if any, that is readily ascertainable and the amount that is not readily ascertainable, and any amount that is both calculable and substantially certain to be paid shall be treated as readily ascertainable.
(c)An Election may provide for payment at a Specified Time, which shall be either (i) the later of (A) the date of the Grantee’s separation from service with the Company, or (B) a specified calendar date; or (ii) the date of the Grantee’s separation from service with the Company. An Election also may provide for a specified form of payment, which shall be either (i) a single lump sum payment; or (ii) a payment in two, three, four or five equal annual installments commencing at the Specified Time, as elected by the Grantee, and continuing until fully distributed.
(d)The provisions of this Agreement providing for the deferral of payment of Performance Units, Common Stock or cash shall be applicable solely to the Award, and shall not apply to any other compensation payable to Grantee under the Plan or otherwise. The right to make a deferral election under this Section 6 is expressly limited to officers of the Company or any subset thereof as determined by the Committee from time to time.

(e)Notwithstanding anything in the Plan or this Agreement to the contrary, the following terms and conditions shall apply to all Elections and subsequent elections made by the Grantee pursuant to this Agreement:
(1)Any election to defer payment of Common Stock, cash or other compensation (other than an Election as described above, which must be filed by the Election Date) must be made by the end of the calendar year before the compensation otherwise would be payable, or such other time as provided in Treasury Regulations under Code section 409A.
(2)No deferred amounts may be distributed earlier than (i) Separation from Service of the Grantee; (ii) the date the Grantee becomes Disabled; (iii) death of the Grantee; (iv) a Specified Time (or pursuant to a Fixed Schedule) specified under the plan under which the compensation is deferred at the date of deferral of such compensation; (v) a Change in Ownership or Control; or (vi) the occurrence of an Unforeseeable Emergency.
(3)To the extent that an Award is or becomes subject to Code Section 409A and Grantee is a Specified Employee who becomes entitled to a distribution on account of a Separation from Service (within the meaning of Code Section 409A), no payment shall be made before the date which is six (6) months after the date of the Grantee’s Separation from Service, or, if earlier, the date of death of the Grantee.
(4)No acceleration of the time or schedule of any distribution or payment under the plan under which compensation is deferred shall be permitted or allowed, except to the extent provided in Treasury Regulations issued under Code section 409A.
(5)This Agreement shall not permit a subsequent election to delay or modify the form of payment unless authorized and agreed upon in writing by the Company and Grantee, which subsequent election shall not take effect until at least twelve (12) months after the date on which it is made. In the case of a subsequent election related to a payment to be made upon Separation from Service of the Grantee, at a Specified Time or pursuant to a Fixed Schedule, or upon a Change in Ownership or Control, the first payment with respect to which such subsequent election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. Any such subsequent election related to a payment at a Specified Time or pursuant to a Fixed Schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment to which it relates.
(6)For purposes of this Agreement, the following definitions shall apply with respect to any election to delay or modify the form of any payment:
(i)“Change of Ownership or Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, which shall be if (i) a person acquires more than 50% of the Company’s stock; (ii) a person acquires during a 12-month period at least 30% of the Company’s stock; (iii) a majority of the members of the Board of Directors are replaced during a 12-month period; or (iv) a person acquires during a 12-month period at least 40% of the gross fair market value of the Company’s assets.

(ii)“Disabled” means that an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving Company-provided sick leave or disability benefits for a period of not less than 3 months.
(iii)“Fixed Schedule” means the distribution or payment of compensation deferred under this Agreement and Award in a fixed schedule of distributions or payments that are determined and fixed at the time the deferral of such compensation is first elected by the Grantee or the Company.
(iv)“Specified Employee” means a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company.
(v)“Specified Time” means a specified date at which compensation deferred by or for the Grantee pursuant to this Agreement is required to be paid and which is specified at the time of the election of deferral of such compensation.
(vi)“Unforeseeable Emergency” means a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse or a dependent (as defined in Code section 152(a)), loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The amounts distributed with respect to an emergency shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
7.Administration of Award. The Award shall be subject to such other rules as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof. This Agreement shall be subject to discretionary interpretation and construction by the Committee. Day-to-day authority and responsibility for administration of the Plan, the Award and this Agreement have been delegated to the Company’s Benefit Plan Administration Committee and its authorized representatives, and all actions taken thereby shall be entitled to the same deference as if taken by the Committee itself. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee in connection with such restrictions and in furtherance hereof.
8.Tax Liability and Withholding. The Grantee agrees to pay to the Company any applicable federal, state or local income, employment, social security, Medicare or other withholding tax obligation arising in connection with the Award to the Grantee, which the Company shall determine; and the Company shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the shares of Common Stock or cash that would otherwise be paid to the Grantee (not to exceed the minimum amount of taxes required to be withheld from supplemental wage payments), with any shares of Common Stock so withheld to be valued at the Fair Market Value on the date of such withholding. The Grantee, with the consent of the Company, may satisfy such withholding tax by transferring cash or Common Stock to the Company, with any shares so transferred to be valued at the Fair Market Value on the date of such delivery. Notwithstanding the foregoing, the ultimate liability for Grantee’s share of all tax withholding is the Grantee’s responsibility, and the Company makes no tax-related representations in connection with the grant or vesting of Performance Units or the distribution of Common Stock or cash to the Grantee.
9.Adjustment Provisions. If, prior to the expiration of the Performance Period, any change is made to the outstanding Common Stock or in the capitalization of the Company, the Performance Units granted pursuant to this Award shall be equitably adjusted or terminated to the extent and in the manner provided under the terms of the Plan.
10.Required Grantee Repayment/Reduction Provision. Notwithstanding anything in the Plan or this Agreement to the contrary, all or a portion of the Award made to the Grantee under this Agreement is subject to being called for repayment to the Company or reduced in any situation where the Board of Directors or a Committee thereof determines that fraud, negligence, or intentional misconduct by the Grantee was a contributing factor to the Company having to restate all or a portion of its financial statement(s). The Committee may determine whether the Company shall effect any such repayment or reduction: (i) by seeking repayment from the Grantee, (ii) by reducing (subject to applicable law and the terms and conditions of the Plan or any other applicable plan, program, or arrangement) the amount that would otherwise be awarded or payable to the Grantee under the Award, the Plan or any other compensatory plan, program, or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. The determination regarding the Grantee’s conduct, and repayment or reduction under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Grantee and the Company. The Grantee, in consideration of the grant of the Award, and by the Grantee’s execution of this Agreement, acknowledges the Grantee’s understanding of the agreement to this provision, and hereby agrees to make and allow an immediate and complete repayment or reduction in accordance with this provision in the event of a call for repayment or other action by the Company or Committee to effect its terms with respect to the Grantee, the Award and/or any other compensation described in this Agreement.
11.Stock Reserved. The Company shall at all times during the term of the Award reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Award issued and granted to Grantee and the requirements thereof as evidenced by this Agreement. It is intended by the Company that the Plan and the shares of Common Stock covered by the Award are to be registered under the Securities Act of 1933, as amended, prior to the grant date; provided, that in the event such registration is for any reason not made effective for such shares, the Grantee agrees that all shares acquired pursuant to the grant will be acquired for investment and will not be available for sale or tender to any third party.

12.No Rights as Shareholder. Except as otherwise provided in this Agreement, the Grantee shall have no rights as a shareholder of the Company in respect of the Performance Units or Common Stock for which the Award is granted. The Grantee shall not be considered a record owner of shares of Common Stock with respect to the Performance Units until the Performance Units are fully vested and Common Stock is actually distributed to the Grantee.
13.Continued Employment; Employment at Will. In consideration of the Company’s granting the Award as incentive compensation to Grantee pursuant to this Agreement, the Grantee agrees to all of the terms of this Agreement and to continue to perform services for the Company in a satisfactory manner as directed by the Company. Provided, however, no provision in this Agreement shall confer any right to the Grantee’s continued employment, limit the right of the Company to terminate the Grantee’s employment at any time or create any contractual right to receive any future awards under the Plan. Moreover, unless specifically provided under the terms thereof, the value of the Award will not be included as compensation or earnings when calculating the Grantee’s benefits under any employee benefit plan sponsored by the Company.
14.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption therefrom and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and shall not be liable for all or any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
15.Entire Agreement; Severability; Conflicts. This Agreement contains the entire terms of the Award, and may not be changed other than by a written instrument executed by both parties or an amendment of the Plan. This Agreement supersedes any prior agreements or understandings, and there are no other agreements or understandings relating to its subject matter. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. Should there be any inconsistency between the provisions of this Agreement and the terms of the Award as stated in the resolutions and records of the Board of Directors or the Plan, the provisions of such resolutions and records of the Board of Directors and the Plan shall control.
16.Successors and Assigns. The Award shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties thereto.
The Grantee hereby acknowledges receipt of this Agreement, the Notice of Performance Unit Award and Agreement and a copy of the Plan, and accepts the Award under the terms and conditions stated in this Agreement, subject to all terms and provisions of the Plan, by signing this Agreement as of the date indicated.

Date	«Officer_Name»
Grantee

Exhibit A
Performance Units Criteria
2014-17 Performance Period

ONE Gas Total Stockholder Return (TSR) Ranking vs. ONE Gas Peer Group	Percentage of Performance Units Earned (Performance Multiplier)
90th percentile and above 75th percentile 50th percentile 25th percentile Below 25th percentile	200% 150% 100% 50% 0%

IF ONE Gas’ TSR ranking at the end of the Performance Period is between any two of the stated percentile levels in the above table, then the percentage of the Performance Units earned (the Performance Multiplier) will be interpolated between the earning levels. No Performance Units are earned if ONE Gas’ TSR ranking at the end of the Performance Period is below the 25th percentile within its Peer Group.

Exhibit B
Illustration of Hypothetical 2014-17 Performance Period
Performance Unit Award Calculation

The illustrations below assume that 500 Performance Units are awarded to Grantee in February 2014.

ONE Gas Total Stockholder Return (TSR) Ranking vs. ONE Gas Peer Group

Hypothetical 1: If ONE Gas’ TSR Ranking for 2014-17 is at the 40th percentile within the ONE Gas Peer Group, then the Performance Multiplier would be 80%, as interpolated between a 50% multiplier (25th percentile within Peer Group) and a 100% multiplier (50th percentile within Peer Group) from Exhibit A.

Hypothetical 2: If ONE Gas’ TSR Ranking for 2014-17 is at the 60th percentile within the ONE Gas Peer Group, then the Performance Multiplier would be 120%, as interpolated between a 100% multiplier (50th percentile within Peer Group) and a 150% multiplier (75th percentile within Peer Group) from Exhibit A.

Percentage of Performance Units Earned
Hypothetical 1: 80% x 500 PUs = 400 shares of Common Stock payable to Grantee in 2017. Hypothetical 2: 120% x 500 PUs = 600 shares of Common Stock payable to Grantee in 2017.

Exhibit C

2014-17 ONE Gas TSR Peer Group

Company Name	Sym
AGL Resources Inc.	AGL
Atmos Energy Corp	ATO
Avista Corp	AVA
Laclede Group Inc	LG
New Jersey Resources Corp	NJR
Northwest Natural Gas	NWN
ONE Gas, Inc.	OGS
Piedmont Natural Gas Co	PNY
Questar Corp	STR
South Jersey Industries Inc	SJI
Southwest Gas Corp	SWX
Vectren Corp	VVC
WGL Holdings Inc	WGL

Exhibit D

ONE Gas, Inc. Equity Compensation Plan
Performance Unit Award Agreement
Deferral Election

This Election is made by the undersigned Grantee pursuant to that certain Notice of Performance Unit Award and Agreement issued to me under the ONE Gas, Inc. Equity Compensation Plan, on the [___] day of February, 2014, a copy of which is attached hereto (the “Award”).

This Election is made on or before the date of August [__], 2016, which is six (6) months before the end of the Performance Period on February [__], 2017.

I hereby irrevocably elect to defer the payment and my receipt of all Performance Units, Common Stock and cash that I may become entitled to receive from the regularly scheduled time of payment of the Award, until a later date as follows:

A.     Election of Specified Time of Payment (Initial one election of time of payment)

___    I elect to have all Common Stock, cash or other compensation which I become entitled to receive under the Award deferred and paid to me on the later of (i) the date of my separation from service as an employee of the Company, or (ii) [________, 20__] in the form specified below.

___    I elect to have all Common Stock, cash or other compensation which I earn or become entitled to receive under the Award deferred and paid to me on the date of my separation from service as an employee of the Company.

B.     Election of Form of Payment (Initial one election of form of payment)

___    I elect to receive payment of all Common Stock, cash or other compensation which I become entitled to receive under the Award in a single lump sum payment.

____    I elect to receive payment of all Common Stock, cash or other compensation which I become entitled to receive under the Award in ______(specify 2, 3, 4 or 5) equal annual installments commencing on the specified date of payment elected in Part A above, until fully paid. The number of shares of Common Stock or cash received in each installment will equal the number and amount, respectively, that have not been paid as of the date immediately preceding the installment payment date, divided by the number of installments remaining to be paid as of the date immediately preceding the installment payment date. The resulting number shall be rounded down to the next whole number, except that the final installment shall be rounded up to the next whole number.

C.     Election for Death Prior to, or after, the Specified Time of Payment (Put initials by your choice)

___    In the event of my death prior to, or after, the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries receive payment and transfer of the Common Stock, cash or other deferred compensation in a single lump sum within 60 days following my death.

___    In the event of my death prior to, or after, the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries receive payment and transfer of the Common Stock, cash or other deferred compensation be paid and transferred in ______ (specify 2, 3, 4 or 5) equal annual installments commencing within 60 days following my death, until fully paid. The number of shares of Common Stock or cash received in each installment will equal the number and amount, respectively, that have not been paid as of the date immediately preceding the installment payment date, divided by the number of installments remaining to be paid as of the date immediately preceding the installment payment date. The resulting number shall be rounded down to the next whole number, except that the final installment shall be rounded up to the next whole number.

D.    Designation of Beneficiary (List each beneficiary and percentage)

I designate the following individuals (or entities) as my beneficiaries to receive the following share(s) of my Common Stock, cash or other deferred compensation, as indicated below:

Name of Beneficiary	Percent

100% (total must equal 100%)

E.    Change in Ownership or Control

Notwithstanding the foregoing, immediately following a Change in Ownership or Control the Common Stock, cash or other deferred compensation that have not been paid and transferred will be paid and transferred. In the event shares of Common Stock no longer exist at the time of payment and transfer, each of the deferred Performance Units shall be converted in a manner that is consistent with the manner in which shareholders of Common Stock were treated with respect to the Change in Ownership or Control.

Solely for purposes of this election, a “Change in Ownership or Control” shall mean and shall have occurred if one of the following has occurred: A person acquires more than 50% of the Company’s stock; a person acquires during a 12-month period at least 30% of the Company’s stock; a majority of the members of the Board of Directors of the Company are replaced during a 12-month period; or a person acquires during a 12-month period at least 40% of the gross fair market value of the Company’s assets.

Made and executed by me as Grantee of the Award pursuant to the terms and provisions of Section 6 of the Award Agreement, on this [____] day of [________, 20__].

_____________________________________
Grantee

Received this [____] day of [________, 20__].

______________________________________
For the Committee